Exhibit 4.25

Service Agreement

Party A (Employer): Lixin (Hangzhou) Asset Management Co., Ltd.

Legal representative: Jialin Zhu

Contact address: Room 113, 147 Ganshui Lane, Shangcheng District,

Hangzhou City, Zhejiang Province

Postal Code:	Contact number:

Party B (Retiree): Lifang Lou

ID number:

Contact address: Room 113, 147 Ganshui Lane, Shangcheng District,

Hangzhou City, Zhejiang Province

Postal Code:	Contact number:

In accordance with the general principles of the civil law of the People's Republic of China, the contract law of the People's Republic of China and other relevant provisions, Party A and B voluntarily signed this labor agreement through equal consultation and consensus.

Article 1 If Party B's physical condition permits, Party A shall arrange Party B to work as Deputy Chief Financial Officer of financial management department. Party B is willing to accept Party A's arrangement to engage in the labor services agreed in this agreement.

Article 2 The term of this agreement is three years, which shall come into force on February 20, 2021 and terminate on February 19, 2024. The probation period is six months, from February 20, 2021 to August 19, 2021. If the contract expires, if it is necessary to continue to employ, it shall negotiate in advance and sign the agreement again. When the agreement expires, the both parties want to continue the employment, they shall negotiate and sign a new agreement in advance.

Article 3 Reward and welfare

3.1 Party B shall have the right to receive the corresponding reward after providing normal services to Party A. In the interim period, the monthly salary is RMB 17,600 (including performance bonus RMB 3,520) and after interim period the monthly salary is RMB 22,000 (including performance bonus RMB 4,400). The specific amount and payment method are as follows: The payment of performance bonus is based on the monthly performance appraisal score of Party B reaching more than 70 points.

3.2 Party A may increase or decrease the reward of Party B according to the change of Party B's job change, and Party B is willing to obey the reasonable arrangement of Party A.

Article 4 Party B shall observe the rules and regulations of Party A and obey the management and arrangement of Party A. If Party B violates Party A's rules and regulations and causes losses to Party A, Party B shall be liable for compensation.

Article 5 Confidentiality regulations

5.1 Confidential information: the information obtained or exchanged by Party B due to the working trust relationship, including but not limited to Party A's financial data, operating costs, purchase price, purchase channels, sales plans, technical ideas, customer list, photographic materials, operating channels and plans, methods, designs, measures or other information that can be used for sales or operation. This information may be part or all of Party B's own work results, which is obtained by Party B through direct, indirect or abnormal ways. The disclosure of this information may directly or indirectly benefit Party A's competitors, or may damage Party A's interests (including tangible property loss or intangible loss).

5.2 Reservation of rights: Party B shall have no right to any information of Party A except for those necessary for performing the obligations of this Agreement and complying with the instructions of Party A, and shall keep all information contacted, known and obtained confidential. During and after the effective period of this agreement, Party B shall not come into contact with Party A's non-public information, use or dispose of the relevant information, disclose or transfer the relevant information to any third party (in part or in whole) without permission. No matter what reasons and when Party B leaves Party A, Party B shall return the relevant information and all its backup copies, or destroy them according to Party A's instructions.

5.3 Confidentiality measures: Party B shall take appropriate and sufficient protection measures for the confidential information contacted, known and obtained in the work, and carry out physical and technical security protection in the relevant operation and management process, so as to prevent accidental loss, unauthorized use, or illegal contact, damage, tampering or leakage of relevant confidential information.

5.4 Confidentiality responsibility: Party B has the obligation to take reasonable measures to keep Party A's secret, so as to avoid Party A's loss due to leakage. Party B shall be liable for all damages or losses caused to Party A by any dereliction of duty, breach of contract or negligence of Party B in handling relevant information.

Article 6 Safety regulations

6.1 Obligation of truthful disclosure: Party B shall truthfully inform Party A of her current physical condition and ensure that her health condition meets the work requirements of Party A. In case Party B is unable to continue to work due to any abnormal health condition during the work, Party B shall inform Party A in time and provide corresponding certificates. If Party B fails to inform Party A of the abnormal health condition, Party B shall bear the responsibility for the personal injury and loss of Party A.

6.2 Safety duty of care: during the working period, Party B shall strictly abide by the procedures, processes and operation methods specified in the relevant labor safety system of Party A, and use the machinery, office equipment and supplies required in the work carefully.

Article 7 If Party B suffers from illness or non work injury, the medical expenses shall be paid by the medical insurance. If the medical insurance is insufficient or there is no medical insurance, Party B shall bear it by itself. Party A shall not pay the reward for labor services during the period of suspension of work.

Article 8 Change of agreement

8.1 In case of any change in the laws, administrative regulations and rules on which this agreement is based, the relevant provisions shall prevail.

8.2 If the objective situation on which this agreement is based has changed significantly, which makes this agreement unable to be performed, Party A and Party B may change the relevant contents of this agreement or terminate this agreement through negotiation.

Article 9 Reasons for termination

9.1 The expiration of this Agreement,

9.2 Both parties reach a consensus on the termination of this Agreement,

9.3 Party B is unable to perform its obligations under this agreement due to health reasons,

9.4 the working condition of Party B cannot meet the requirements of Party A.

Article 10 if Party A and Party B unilaterally terminate this agreement, they only need to notify the other party in writing 7 days in advance, and the date specified in the written notice is the termination date of this agreement.

Article 11 In case of termination or cancellation of this agreement in accordance with Articles 9 or 10 of this agreement, both parties shall not pay compensation and liquidated damages to each other.

Article 12 After the termination or cancellation of this agreement, Party B shall hand over the relevant work to Party A within one week with a written explanation. If any loss is caused to Party A, Party B shall make compensation.

Article 13 Other convention:

Article 14 Any dispute between the both parties shall be settled through negotiation. If the negotiation fails, it shall be submitted to the ( ) Arbitration Commission for arbitration.

Article 15 The contact address of Party A and Party B in the first part of this agreement is the effective service address confirmed by both parties. If the opposite party sends the materials to be served to the address, it shall be deemed as served. If one party's contact address changes, it shall promptly notify the other party in writing.

Article 16 This agreement is made in duplicate, one for each party, with the same legal effect.

Party A (Seal):	Party B (Signature) :

Signature of authorized

representative:

Signing date:

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